Exhibit 2.01
Disclosure of Payments by Resource Extraction Issuer for the Fiscal Year Ended December 31, 2023

Resource Extraction Issuer: Matador Resources Company

Date Submitted: September 23, 2024

Currency of Report: USD

Business Segment: Exploration and Production

Resource: Oil and Natural Gas

Method of Extraction: Well

Government-level disclosure
(in thousands)

Country	Government / Payee Name	Production Entitlements	Taxes	Royalties	Fees	Bonuses	Infrastructure Improvements	Dividends	Community and Social Responsibility	In-Kind	Total
United States	Office of Natural Resources Revenue (ONRR)	$—	$—	$179,312	$18	$—	$—	$—	$—	$—	$179,330
United States	Bureau of Land Management (BLM)	—	—	—	25,589	—	—	—	—	—	25,589
Total by Type		$—	$—	$179,312	$25,607	$—	$—	$—	$—	$—	$204,919

Project-level disclosure
(in thousands)

Country	Project Name	Production Entitlements	Taxes	Royalties	Fees	Bonuses	Infrastructure Improvements	Dividends	Community and Social Responsibility	In-Kind	Total
United States	Permian Basin	$—	$—	$179,312	$25,607	$—	$—	$—	$—	$—	$204,919